Portions of Transcript of March 17, 2006 conference call, regarding results of the fourth quarter of 2005 for Exabyte Corporation.

Thomson StreetEvents

Conference Call Transcript

EXBY.OB - Q4 2005 Exabyte Corporation Earnings Conference Call

Event Date/Time: Mar. 17. 2006 / 11:00AM ET

CORPORATE PARTICIPANTS

Tom Ward

Exabyte Corporation – CEO

Carroll Wallace

Exabyte Corporation – CFO

Diana McKey

Exabyte Corporation – IR

This conference call is expected to contain forward-looking statements related to Exabyte’s business prospects and future results. Such statements are subject to one or more risks, some of which are specific to Exabyte. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to the ability of the company to grow revenues, specifically in its VXA and VXA-related products, LTO and LTO related products, customer demand, point-of-sale and end-user product demand, competition, future product development, and other such risks as noted in the risk factor section of the company’s 2005 Form 10-K. Please refer to the company’s Forms 8-K, Form 10-K and Forms 10-Q for a description of such risks.

CARROLL WALLACE - EXABYTE CORPORATION - CFO

Let me get into the quarterly results as well as the annual results. For the fourth quarter of 2005 total revenue was 21.3 million, which was equal to the revenue for the third quarter of 2005 and compared to revenue of 25.7 million in the fourth quarter of 2004. Revenue from a line or business or a technology platform standpoint was, VXA revenue was 13.8 million in the fourth quarter, compared to 9.5 million in the third quarter of ‘05, and 14 million in the fourth quarter of ‘04. LTO revenue was 4.7 million in Q4 of ‘05 compared to 7.5 million in Q3 and 4.5 million in Q4 of the preceding year. And legacy revenue, which we refer to as revenue from old primarily Mammoth and older -- primarily Mammoth products, was 3 million in the fourth quarter of 2005, 4.5 million in the third quarter of 2005, and 7 million in the fourth quarter of the preceding year.

The VXA revenue in the fourth quarter recovered from the third quarter. We had a down quarter in the third quarter of 2005, as you may recall, primarily because the shipments of drives to OEMs were down quite a bit. The drive revenue increased during the fourth quarter almost $2 million, or 68% over the prior quarter. And again, primarily because OEM revenue from drives increased to more of a normal or consistent level in the fourth quarter. Automation revenue was -- VXA automation revenue was consistent from quarter to quarter at about 2.3 million. Media revenue was up about 2.3 million, or 55%, primarily as a result of increased inventory levels to what we consider to be more normal levels, more number of weeks at our suppliers or at our customers as well as Imation, and also additional purchases by Imation to take advantage of lower prices before we entered into 2006.

LTO revenue was down about 2.8 million in the fourth quarter over the preceding quarter, or 38%. And that almost totally related to decreased revenue from our LTO 2u1x7 product that we had introduced about a year ago. It had been a rapidly growing product and what we found in the fourth quarter was some significant competitive price pressures from others that decreased our channel POS in the quarter. Since then that product has rebounded and we again are the number one selling product at most of our distributors in our DMR channel, but in the fourth quarter we did experience a significant decrease in revenue as a result of those competitive pressures.

Legacy revenue continued to decline in the fourth quarter. Media revenue was down about 700,000. The other decrease was the fact that we did not have any legacy hardware revenue in the fourth quarter, and we had almost a million of that revenue in the third quarter of 2005. One thing that we continue to look at from a measurement standpoint in management is what portion of our revenue is coming from new products, and revenue from products introduced in the past three years, primarily VXA and new LTO automation products was in excess of 70% of our total revenue. It continues to increase each quarter and we would expect to continue to see that trend in the future.

The decrease from the fourth quarter of 2004 compared to the fourth quarter of ‘05 of about $4.5 million was almost totally related to the decrease in legacy revenue, which decreased about the same amount as we saw the Mammoth related revenue drop off.

As far as revenue by products, the explanations and the comments would be pretty similar to what we talked about on the VXA, LTO, and legacy side. The drive shipments were fairly volatile during the quarters. We did 5 million in drive in the fourth quarter of 2005 versus 3.9 million in the third quarter of 2005. Again, primarily due to fluctuations in our OEM shipments. Automation dropped from 9.3 million to 6.8 million. Again, because of the decrease in the LTO 2u1x7 product, and the media actually increased in the fourth quarter from 7.9 million to 9.5 million.

On a customer basis, one of the ways we measure our success is how much business we’re doing in the OEM channel, or with the OEM customers. OEM business represented about 22% of our total revenue compared to 18% in the third quarter and 31% in the fourth quarter of 2004. The decrease from ‘04 to ‘05 is primarily a result of the lack of Mammoth hardware revenue in the fourth quarter of 2005. Our biggest customer for those hardware products back in ‘04 was one of our large OEM customers, and we no longer have that revenue. As a percentage of hardware revenue, OEM sales represented about 48% of total hardware revenue compared to 36% in the third quarter. Again, that’s -- part of that is the recovery that we talked about from the lower than anticipated sales in the third quarter, and that compares to 60% in the fourth quarter of 2004. Again that percentage was higher because of the impact of the Mammoth hardware sales and shipments.

From a gross margin standpoint, gross margins in the third -- or the fourth quarter of ‘05 were 26%, even, compared to 27.3% in the third quarter, and 25% in the fourth quarter of 2004. Probably the biggest factor on a sequential basis from quarter to quarter was just the decrease in the automation revenue in the fourth quarter of 2005. Those products carry higher margins, and that impacted our overall margin a bit. Same thing from a quarterly year-over-year change. The fact that we had increased automation during the fourth quarter compared to the fourth quarter of ‘05 compared to the fourth quarter of ‘04 actually increased the margin just a bit. In addition, we recorded some additional inventory reserves in the fourth quarter of 2005 to try to account for the impact of end-of-lifing some of these older LTO automation products during 2006.

From an operating expense standpoint, we continue to make progress in decreasing our operating expenses. The total operating expenses for the fourth quarter of 2005 totaled 6.5 million compared to 7.9 million in the third quarter of 2005. The 7.9 did include about a $500,000 restructuring charge for head count reductions we had made during the quarter. So on a more comparable basis, it would be a decrease from 7.4 to 6.5, still a significant decrease on a quarterly basis, and that compares to 7.8 million in the fourth quarter of 2004. Substantially all of that decrease relates to selling, general, and administrative costs where again we have cut headcount in the sales area, both in Europe and domestically, as well as just overall cost reduction efforts in substantially all administrative areas of the Company.

The engineering and R&D costs were fairly consistent for all these periods. It was 2.1 million in the fourth quarter of 2005, compared to 2.3 million in the previous quarter and 2.4 million in the fourth quarter of ‘04. These costs fluctuate based upon new product development activity and where we’re at in the stage of releasing these new products. We expect that those costs will likely increase in the first quarter of ‘06 as we introduce some new products in the first and second quarter of 2006.

Loss from operations for the quarter was $1 million in the fourth quarter of 2005. That compares to 2 million in the third quarter of 2005. In the fourth quarter of 2004, loss from operations was 1.2 million. Because of some of the items I’m going to talk about here in a minute, we believe going forward that one of the more meaningful measures of our results is going to be operating income or loss. We’re going to experience a significant number of nonoperating charges. Many of those will be noncash going forward, and it will be difficult for us to predict what our actual net loss will be from quarter to quarter or period to period. So we’re going to focus on operating income or loss as being one of the key future metrics from the standpoint of our future performance.

Other income and expense had a number of items included. In the fourth quarter of 2005, we had 800,000 of interest expense compared to 400,000 from the quarter before. That’s primarily the result of the amortization of this debt discount that I talked about earlier, as well as other noncash interest expense cost. Those costs will total about $500,000 a quarter as I said earlier, going forward. We had the other financing cost charge of $2 million related to the derivatives that we accounted for in connection with the convertible notes transaction in the fourth quarter. The change in the fair value of the derivatives during the fourth quarter of 2005 was a gain of $21 million compared to a loss of $26 million in the third quarter of 2005. That fluctuation related primarily to the fair value of the derivative relating to the antidilution feature of the series AA, and because we completed a dilutive transaction in the fourth quarter that caused the fluctuation in the third and fourth quarter.

We also had the litigation settlement in the fourth quarter of 1.2 million. We continue to experience foreign currency gains and losses, although they have become much less significant. We had a gain of 100,000 in the fourth quarter of 2005 compared to a gain of 200,000 in the third quarter. As a result of all of that, we had a net income, or net earnings in the fourth quarter of 2005 of $18.5 million, compared to a loss in the third quarter of 2005 of $28 million. These are all as restated. And that compares to the fourth quarter of 2004, where because, again, of a big gain on the change in value of the derivative instruments, we had a gain of $6.4 million.

On the balance sheet side, the biggest change, and primarily as a result of the restatement, was a significant decrease in stockholders equity due to the accounting, the revised accounting for the series AA and these derivative instruments. Not much change in accounts receivable. We continue to be at about the same number of days sales outstanding, around 45 to 50 at the end of the period. No bad debts during the -- during either the quarter or the year, no significant ones.

Finally, again, I wanted to mention that you’ll see the convertible notes had a very low value on the financial statements, and that’s, again, because of the way we have to account for the components of the notes, and it results in the notes initially being recorded as 0 value, then accreted or amortized up to its face value at maturity. That’s a little unusual, and you’ll see a very nominal amount in the balance sheet, and that will continue to grow as we amortize the balance back up to face value.

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